CERTAIN PERSONAL INFORMATION IN THIS EXHIBIT, MARKED BY [*], HAS BEEN REDACTED PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of April 20, 2026, (the “Effective Date”), between AnaptysBio, Inc., a Delaware corporation having its principal place of business in San Diego, California (“Company” or “Anaptys”), and Daniel Faga, an individual whose address is [*] (“Consultant”, and collectively with the Company, the “Parties”).

WHEREAS, the Company will complete a distribution to its stockholders of shares of common stock of First Tracks Biotherapeutics, Inc. (“TRAX”), a wholly owned subsidiary of the Company (the “Transaction”), which is anticipated to be completed on April 20, 2026;

WHEREAS, TRAX is a newly formed public company; and

WHEREAS, Consultant has agreed to provide consulting services to the Company following the Transaction, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows with respect to the services to be rendered by the Consultant:

1.
Statement of Work. Company and Consultant have executed (or will execute) one or more statements of work, substantially in the form attached hereto as Exhibit A, that describe the specific services to be performed by Consultant (each, as executed, the “Statement of Work”). The Statement of Work will expressly refer to, form a part of, and be subject to the terms and conditions contained herein.
2.
Performance of Services. Consultant will perform the services described in the Statement of Work (the “Services”) in accordance with its terms and this Agreement. Consultant represents and warrants that Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge, and skills to perform Services.
3.
Compensation; Expenses. Consultant will be compensated for Services in accordance with the terms of the Statement of Work. Unless otherwise specified in the Statement of Work, Company will not reimburse Consultant for any costs or expenses incurred by Consultant in connection with performing Services.
4.
Independent Contractor. Consultant is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Company and Consultant. Consultant has no authority to bind Company by contract or otherwise. Consultant will perform Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law. Consultant acknowledges that Company will not carry any liability insurance on behalf of Consultant.

5.
Taxes and Employee Benefits. Consultant will (a) report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement; (b) remit all applicable taxes due and owing on such compensation; (c) otherwise comply fully with all applicable tax laws. With respect to any personnel engaged by Consultant as employees to perform Services, Consultant will be solely responsible for payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Consultant will not be entitled to any benefits paid or made available by Company to its employees. Consultant will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes or similar items in connection with compensation received by Consultant pursuant to this Agreement.
6.
Disclosure of Work Product. Consultant will, as an integral part of the performance of Services, disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, biological or chemical specimens or samples, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Consultant Work Product”).
7.
Ownership of Consultant Work Product. Consultant agrees that all Consultant Work Product will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects and will execute documents and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.
8.
Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Consultant Work Product, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

9.
Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.
10.
Confidential Information. For purposes of this Agreement, “Confidential Information” means and will include: (a) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (b) the Consultant Work Product; and (c) the terms and conditions of this Agreement. Confidential Information will not include any information that: (i) is or becomes part of the public domain through no fault of Consultant; (ii) was rightfully in Consultant’s possession at the time of disclosure, without restriction as to use or disclosure; or (iii) Consultant rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. At all times, both during the term of this Agreement and after its termination, and to the fullest extent permitted by law, Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others. Consultant further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information including, without limitation, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information. Nothing in this section or otherwise in this Agreement shall limit or restrict in any way Consultant’s immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit B.
11.
No Pre-existing Obligations; Non-infringement. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of its obligations under this Agreement. Consultant agrees to inform Company promptly and in writing if any such conflict arises. Moreover, Consultant represents and warrants that the Consultant Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Consultant Work Product is created, developed or supplied by Company or by a third party on behalf of Company.
12.
Competitive Activities. During the term of this Agreement, Consultant will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of actual or reasonably anticipated business of Company.

13.
Indemnity. Consultant will defend, indemnify and hold Company harmless from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting from any action by a third party against Company that is based on: (a) a claim that any Services (including any Consultant Work Product), or Company’s use thereof, infringe, misappropriate or violate such third party’s Intellectual Property Rights; or (b) any act or omission of Consultant that results in: (i) personal injury (or death) or tangible or intangible property damage (including loss of use); or (ii) the violation of any statute, regulation or ordinance.
14.
Term; Termination. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with its terms, will remain in effect until January 15, 2027 (the “Termination Date”). Notwithstanding the foregoing, the Termination Date will automatically be extended until either party decided to terminate this Agreement. Consultant may terminate this Agreement (including the Statement of Work) if Company breaches any material term of this Agreement and fails to cure such breach within thirty (30) days following written notice thereof from Consultant. Company may terminate this Agreement (including the Statement of Work) at any time, for any reason or no reason, upon notice to Consultant, effective as of the date notice is delivered under the Notice section, below. Upon the expiration or termination of this Agreement for any reason, Consultant will promptly deliver to Company all Consultant Work Product, including all work in progress on any Consultant Work Product not previously delivered to Company, if any; and will promptly deliver to Company all Confidential Information in Consultant’s possession or control.
15.
LIMITATION OF LIABILITY. IN NO EVENT WILL COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.
16.
Arbitration and Class and Collective Action Waiver.

(a) To the fullest extent permitted by law, Consultant and Company agree to submit to mandatory binding arbitration, pursuant to and governed by the Federal Arbitration Act (the “FAA”), any and all claims that (i) Consultant may have against Company and its directors, officers, owners, employees, agents, successors and assigns, and (ii) Company may have against Consultant, arising out of or related to this Agreement or Consultant’s consulting services to Company and the termination thereof, including claims under any federal, state or local ordinance, statute, regulation or constitutional provision, and, if Consultant is a California resident, individual claims under the California Private Attorneys General Act (California Labor Code Section 2698, et seq.) (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, Consultant and Company agree that no class or collective actions can be asserted in arbitration, court or any other forum. All claims must be brought solely in Consultant’s or Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.

(b) Notwithstanding the foregoing, nothing in this arbitration provision restricts a party’s right to seek injunctive or other provisional relief in court, where permitted by applicable law, including, but not limited to, in connection with violations of restrictive covenants and/or the misappropriation of a party’s private, proprietary, confidential or trade secret information.

SUBJECT TO THE ABOVE, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN CONSULTANT AND COMPANY.

(c) The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS comprehensive arbitration rules then in effect, provided however, that the FAA, including its procedural provisions for compelling arbitration, shall govern and apply to this arbitration provision. The JAMS rules may be found at https://www.jamsadr.com/rules-comprehensive-arbitration/. If Consultant is unable to access these rules, upon request, a hardcopy will be provided by Company to Consultant. Unless the parties agree otherwise, or as otherwise required by applicable law, the arbitration hearing shall take place in California. This arbitration provision is governed by and will be construed in accordance with the FAA, and it shall only apply to claims that are subject to mandatory binding arbitration under applicable law. If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature and remain fully enforceable.

17.
Governing Law; Attorneys’ Fees. This Agreement shall be construed in accordance with and governed by the law of the State of California, without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.
18.
Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (a) when delivered personally; (b) when sent via e-mail; (c) one (1) business day after deposit with a nationally-recognized express courier, with written confirmation of receipt; or (d) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other party in accordance with this Section.
19.
Other Terms. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. This Agreement, together with the Statement of Work, constitutes the complete and exclusive understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter. In the event of a conflict, the terms and conditions of the Statement of Work will take precedence over the terms and conditions of this Agreement. Any waiver, modification, or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

AGREED AND CONSENTED TO:

COMPANY:	CONSULTANT:
By: /s/ John Orwin	By: /s/ Daniel Faga
Name: John Orwin	Name: Daniel Faga
Title: Director	Title: President and Chief Executive Officer
Date: April 20, 2026	Date: April 20, 2026

EXHIBIT A

STATEMENT OF WORK

EXHIBIT B

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE